                     CERTAIN CONFIDENTIAL INFORMATION
                     CONTAINED IN THIS DOCUMENT, MARKED BY
                     BRACKETS, HAD BEEN OMITTED AND FILED
                     SEPARATELY WITH THE SECURITIES AND
                     EXCHANGE COMMISSION PURSUANT TO RULE
                     406 OF THE SECURITIES ACT OF 1933, AS
                     AMENDED.


                                                    EXHIBIT 10.13




                            EXCLUSIVE LICENSE AGREEMENT


                                      BETWEEN


                    THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                        AND


                     SCIENTIFIC LEARNING PRINCIPLES CORPORATION


                                        FOR


               TRAINING AIDS FOR REMEDIATION OF LEARNING DISABILITIES


                                UC CASE NO. 94-069-1

                                  TABLE OF CONTENTS



                                                                            PAGE


BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.  LIFE OF PATENT EXCLUSIVE GRANT . . . . . . . . . . . . . . . . . . . .  3

3.  SUBLICENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

4.  PAYMENT TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

5.  LICENSE-ISSUE FEE. . . . . . . . . . . . . . . . . . . . . . . . . . .  6

6.  MILESTONE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  7

7.  EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES. . . . . . . . . . . . .  7

8.  DUE DILIGENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

9.  PROGRESS AND ROYALTY REPORTS . . . . . . . . . . . . . . . . . . . . .  9

10. BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

11. LIFE OF THE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 10

12. TERMINATION BY THE REGENTS . . . . . . . . . . . . . . . . . . . . . . 11

13. TERMINATION BY THE LICENSEE. . . . . . . . . . . . . . . . . . . . . . 11

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION. . . . . . . 12

15. USE OF NAMES AND TRADEMARKS. . . . . . . . . . . . . . . . . . . . . . 12

16. LIMITED WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

17. PATENT PROSECUTION AND MAINTENANCE . . . . . . . . . . . . . . . . . . 14

18. PATENT MARKING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

19. PATENT INFRINGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 16

20. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

21. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

22. ASSIGNABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

23. NO WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

24. FAILURE TO PERFORM . . . . . . . . . . . . . . . . . . . . . . . . . . 20

25. GOVERNING LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

26. GOVERNMENT APPROVAL OR REGISTRATION. . . . . . . . . . . . . . . . . . 20

27. EXPORT CONTROL LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . 21

28. SECRECY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

29. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22


                             EXCLUSIVE LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (the "Agreement") is made effective this 27th day of September, 1996 (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, ("The Regents"), and SCIENTIFIC LEARNING PRINCIPLES CORPORATION, a California corporation having a principal place of business at One Kearney Street, Suite 501, San Francisco, California 94108, (the "Licensee").

                                     BACKGROUND

     1. Certain inventions, generally characterized as "Training Aids for the Remediation of Learning Disabilities" (collectively the "Invention"), were made in the course of research at the University of California, San Francisco by Drs. Michael Merzenich, William Jenkins, Christoph Schreiner and by Drs. Paula Tallal and Steven Miller at Rutgers-the State University of New Jersey ("Rutgers") and are covered by Regents' Patent Rights as defined below;

     2. The Regents and Rutgers have entered into an inter-institutional agreement whereby The Regents is authorized to enter into this Agreement on behalf of both The Regents and Rutgers;

     3. The Licensee and The Regents have executed a Letter of Intent (U.C. Control No. 96-30-0452) dated January 9, 1996;

     4. The Licensee wishes to obtain rights from The Regents for the commercial development, use, and sale of products from the Invention, and The Regents is willing to grant

                                          1.

those rights so that the invention may be developed to its fullest and the benefits enjoyed by the general public; and

     5.   The Licensee is a "small business firm" as defined in 15 U.S.C.
Section  632;

     6. Both parties recognize and agree that royalties due under this Agreement will be paid on both pending patent applications and issued patents:

     In view of the foregoing, the parties agree:

1.   DEFINITIONS

     1.1 "REGENTS' PATENT RIGHTS" means any subject matter claimed in or covered by any of the following: Pending U.S. Patent Application Serial No. 08/351,803 entitled "Method and Device for Enhancing the Recognition of Speech Among Speech-Impaired Individuals" filed December 8, 1994 by Drs. Merzenich, Jenkins, Schreiner, Tallal, and Miller and assigned to The Regents and to Rutgers; and continuing applications thereof including divisions and substitutions but excluding continuation-in-part applications except to the extent that the claims are enabled by the parent case; any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

     1.2 "LICENSED PRODUCT" means any material that is either covered by Regents' Patent Rights, that is produced by the Licensed Method, or that the use of which would constitute, but for the license granted to the Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

     1.3 "LICENSED METHOD" means any method that is covered by Regents' Patent Rights, the use of which would constitute, but for the license granted to the Licensee under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.


                                          2.

     1.4 "NET SALES" means the total of the gross invoice prices of Licensed Products sold or Licensed Methods performed by the Licensee, an Affiliate or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; reserves for bad debts (not to exceed 3 %) or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to an Affiliate or sublicensee for end use by the Affiliate or sublicensee will be treated as sales at list price.


     1.5 "AFFILIATE" means any corporation or other business entity in which the Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which the Licensee is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which the Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

2.   LIFE OF PATENT EXCLUSIVE GRANT.

     2.1 Subject to the limitations set forth in this Agreement, The Regents grants to the Licensee a world-wide license under Regents' Patent Rights to make, have made, use, sell, offer to sell and import Licensed Products and to practice Licensed Methods.

     2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

     2.3 The Regents and Rutgers reserves the right to use the Invention for educational and research purposes.


                                          3.

3.   SUBLICENSES.

     3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer to sell and import Licensed Products and to practice Licensed Method, as long as the Licensee has current exclusive rights thereto under this Agreement. Throughout the term of each sublicense, the Licensee shall ensure compliance by sublicensee with, to the extent applicable, all of the rights and obligations due to the Regents and Rutgers contained in this Agreement.

     3.2 The Licensee shall promptly provide The Regents with a copy of each sublicense issued; collect and guarantee payment of all payments due The Regents based on sublicensee's sales; and summarize and deliver all reports due The Regents based on sublicensee's sales.

     3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether the Licensee shall cancel or assign to The Regents any and all sublicenses.

     3.4 Licensee shall pay to The Regents consideration from sublicensing or transferring the rights licensed to Licensee as follows:

          3.4.1 ROYALTIES - the greater of: (i) [ * ] of the royalty income received by Licensee and/or its Affiliates from any sublicensee in consideration of the sublicense grant or rights transfer; or (ii) the royalty based on sublicensee's Net Sales in accordance with the royalty schedule in Article 7 (EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES).

          3.4.2 NON-ROYALTY CONSIDERATION - [ * ] of all non-royalty consideration, received by Licensee and its Affiliates in consideration of the sublicense grant or rights transfer, except for the portion thereof which is designated and demonstrably used by Licensee solely for its development of Licensed Products and Licensed Methods, excluding equity payments, bona fide loans and other payments not associated with the sublicense.

[ * ]Confidential Treatment Requested


                                          4.

4.   PAYMENT TERMS.

     4.1 Paragraphs 1.1, 1.2, and 1.3 define Regents' Patent Rights, Licensed Products and Licensed Methods so that royalties are payable on products and methods covered by both pending patent applications and issued patents. Royalties will accrue in each country for the duration of Regents' Patent Rights in that country and are payable to The Regents when Licensed Products are invoiced. or if not invoiced, when delivered to a third party.

     4.2 Licensee shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within the Licensee's most recently completed calendar quarter.

     4.3 All monies due The Regents are payable in United States dollars. When Licensed Products are sold for monies other than United States dollars, the Licensee shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

     4.4 Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. The Licensee is also responsible for all bank transfer charges. Notwithstanding this, all payments made by the Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

     4.5 If at any time legal restrictions prevent the prompt remittance of royalties by the Licensee from any country where a Licensed Product is sold, the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from its U.S. source of funds for as long as the legal restrictions apply.

     4.6 If any patent or patent claim within Regents' Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim


                                          5.

patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision. or that are based on The Regents' property rights.

     4.7 In the event payments, rebillings or fees are not received by The Regents when due, the Licensee shall pay to The Regents interest charges at a rate of [ * ] per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5.   LICENSE-ISSUE FEE.

     5.1 The Licensee shall pay to The Regents a LICENSE-ISSUE FEE of Two Hundred Thousand dollars ($200,000) payable as follows: Fifty Thousand dollars ($50,000) within seven days after the Effective Date; Fifty Thousand dollars ($50,000) on August 31, 1997 and One Hundred Thousand dollars ($100,000) on February 28, 1998. This fee is non-refundable, non-cancelable, and is not an advance against royalties.

     5.2 The Licensee shall also grant to Rutgers three hundred ninety-three thousand five hundred seventy-six (393,576) shares of series A preferred stock within thirty (30) days of execution of this Agreement.

6.   MILESTONE PAYMENTS.

     6.1 The Licensee shall also pay to The Regents a royalty in the form of a milestone payments of Fifty Thousand Dollars ($50,000) upon Licensee reaching [ * ] Dollars [ * ] in cumulative Net Sales of Licensed Products or Licensed
Methods: [ * ] Dollars [ * ] upon Licensee reaching [ * ] Dollars [ * ] in cumulative Net Sales of Licensed Products or Licensed Methods; and [ * ] Dollars [ * ] upon Licensee reaching [ * ] Dollars

[ * ]Confidential Treatment Requested


                                          6.

($[ * ]) in cumulative Net Sales of Licensed Products and Licensed Methods. Milestone payments are non-refundable and not an advance against earned Royalties.

7.   EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES.

     7.1 The Licensee shall also pay to The Regents AN EARNED ROYALTY as follows: [ * ] of the first [ * ] Dollars [ * ] of cumulative Net Sales of Licensed Products or Licensed Methods; [ * ] thereafter until cumulative Net Sales reaches [ * ] Dollars [ * ]; and [ * ] of the cumulative Net Sales of Licensed Products and Licensed Methods in excess of [ * ] Dollars [ * ].

     7.2  The Licensee shall pay to The Regents a MINIMUM ANNUAL ROYALTY of
[ * ] Dollars [ * ] beginning with the year of the first commercial sale of Licensed Product; [ * ] dollar [ * ] in the second year of first commercial sale and One Hundred Fifty Thousand Dollars ($150,000) per year for the life of Regents Patent Rights. For the first year of commercial sales, the Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following February 28, to allow for crediting of the pro-rated year's earned royalties. For subsequent years, the minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

8.   DUE DILIGENCE.

     8.1 The Licensee, on execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

[ * ]Confidential Treatment Requested


                                          7.

     8.2 The Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

     8.3  The Licensee shall:

          8.3.1     complete a second round of financing by April 30, 1997;

          8.3.2     commence beta-testing of Licensed Products by December 31,
                    1996:

          8.3.3 make commercially reasonable efforts to market and sell Licensed Products in the United States by November 30, 1997; and

          8.3.4 act in a commercially reasonable manner to fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

     8.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

     8.5 In addition to the obligations set forth above, the Licensee shall spend an aggregate of not less than [ * ] Dollars [ * ] for the development of Licensed Products during the first year of this Agreement.

9.   PROGRESS AND ROYALTY REPORTS.

     9.1 Beginning February 28, 1997 and semi-annually thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's (and any Affiliate or sublicensee's) activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States and shall be again required if commercial sales of such Licensed Product are suspended or discontinued.

     9.2 Progress reports submitted under Paragraph 9.1 shall include, but are not limited to, the following topics:

[ * ]Confidential Treatment Requested


                                          8.

              *    summary of work completed
              *    key scientific discoveries
              *    summary of work in progress
              *    current schedule of anticipated events or milestones
              *    market plans for introduction of Licensed Products, and
              * a summary, of resources (dollar value) spent in the reporting period.

     9.3 The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

     9.4 The Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

     9.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 of each year. Each royalty report will cover the Licensee's most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products; (d) the method used to calculate the royalty; and (e) the exchange rates used.

     9.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.

10.  BOOKS AND RECORDS.

     10.1 The Licensee shall keep accurate books and records showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.


                                          9.

     10.2 Books and records must be open to inspection by representatives or agents of The Regents at reasonable times. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5 %) underpayment of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination.

11.  LIFE OF THE AGREEMENT.

     11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective

Date until the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

     11.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

              Article 10    Books and Records
              Article 14    Disposition of Licensed Products on Hand on
                            Termination
              Article 15    Use of Names and Trademarks
              Article 20    Indemnification
              Article 24    Failure to Perform
              Article 28    Secrecy

12.  TERMINATION BY THE REGENTS.

     12.1 If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (Notice of Default) to the Licensee. If the Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve the Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 21 (Notices).


                                         10.

13.  TERMINATION BY THE LICENSEE.

     13.1 The Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Notice of termination will be subject to Article 21 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of notice.

     13.2 Any termination under the above paragraph does not relieve the Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14.  DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION.

     14.1 Upon termination of this Agreement the Licensee is entitled to dispose of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

15.  USE OF NAMES AND TRADEMARKS.

     15.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by the Licensee of the name "The Regents of


                                         11.

the University of California" or the name of any campus of the University of California is prohibited.

16.  LIMITED WARRANTY.

     16.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

     16.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS AND RUTGERS MAKE NO

REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

     16.3 IN NO EVENT MAY THE REGENTS OR RUTGERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

     16.4 This Agreement does not:

          16.4.1 express or imply a warranty or representation as to the validity or scope of any of Regents' Patent Rights;

          16.4.2 express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

          16.4.3 obligate The Regents or Rutgers to' bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19;


                                         12.

          16.4.4 confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's Patent Rights: or

          16.4.5 obligate The Regents to furnish any know-how not provided in Regents' Patent Rights.

17.  PATENT PROSECUTION AND MAINTENANCE.

     17.1 As long as the Licensee has paid patent costs as provided for in this Article, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents' Patent Rights using counsel of its choice, and The Regents shall provide the Licensee with copies of all relevant documentation so that the Licensee may be informed of the continuing prosecution and the Licensee agrees to keep this documentation confidential. The Regent' counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

     17.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement.

     17.3 The Licensee shall apply for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

     17.4 If either party receives notice pertaining to infringement or potential infringement of any issued patent included within Regents' Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), that party shall notify the other party within ten (10) days after receipt of notice of infringement.


                                         13.

     17.5 The Licensee shall bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement. Costs billed by The Regents' counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations. Prior costs will be due on execution of this Agreement and billing by The Regents and are at least approximately $7,798.00.

     17.6 The Licensee may request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. The Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired, and must reaffirm the Licensee's-obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

     17.7 The Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from the Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but the Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by the Licensee not to maintain application(s) or patent(s).

     17.8 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which the Licensee has not elected to file, prosecute, or maintain patent applications in accordance with this Article, and those applications and resultant patents will not be subject to this Agreement.


                                         14.

18.  PATENT MARKING.

     18.1 The Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.  PATENT INFRINGEMENT.

     19.1 If the Licensee or The Regents learns of the substantial infringement of any patent licensed under this Agreement, that party shall call the other party's attention thereto in writing and provide them with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

     19.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Request must be in writing and must include reasonable evidence of infringement and damages to the Licensee. If the infringing activity has not abated within ninety (90) days following the effective date of request, The Regents then has the right to:

          19.2.1    commence suit on its own account; or

          19.2.2    refuse to participate in the suit,

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of written request from the Licensee. The Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents


                                         15.

elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. Licensee may join The Regents' suit unless The Regents determine that there are conflict of interest or other institutional issues involved in the suit. If, however, the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join that suit at its own expense. If Licensee elects to bring suit, it may defer payment of up to fifty percent (50%) of the earned royalties, due under this Agreement from Net Sales in the county in which the suit is brought, to fund the suit. Licensee shall promptly remit payment to The Regents of any such deferred royalties no later than sixty (60) days after settlement; dismissal; or other termination of the trial court action.

     19.3 Legal action as is decided on will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and the Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order: (I) to each party reimbursement in equal amounts of the attorney's costs, fees, and other related expenses to the extent each party paid for such costs, fees and expenses until all such costs, fees, and expenses are consumed for each party; and (ii) any remaining amount will be shared as follows: of any recoveries recovered for direct damages, twenty-five percent (25%) shall be paid to the Regents and seventy-five percent (75%) shall be paid to the Licensee; of any recoveries recovered for enhanced damages, one-half shall be paid to the Regents and one-half shall be retained by the Licensee.

     19.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder, but at the expense of the party bringing suit except for suits brought jointly. Litigation will be controlled by the party bringing the suit except for suits brought jointly, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.


                                         16.

20.  INDEMNIFICATION.

     20.1 The Licensee shall indemnify, hold harmless and defend The Regents and Rutgers, their respective officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, liabilities, damages, costs. fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

     20.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

     20.3 Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

                    *    Each Occurrence $1,000,000
                    *    Products/Completed Operations Aggregate $2,000,000
                    *    Personal and Advertising Injury $1,000,000
                    *    General Aggregate (commercial form only) $3,000,000

Licensee agrees to review whether these limits should be increased in accordance with the level of sales of Licensed Product; such review to be conducted every, five (5) years from the effective date of this Agreement in coordination with The Regents. The coverage and limits referred to under the above do not in any way limit the liability of the Licensee. The Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

              * Provide for thirty (30) days' advance written notice to The Regents and Rutgers of any modification.

              * Indicate that The Regents and Rutgers has been endorsed as an additional Insured under the coverage referred to under the above.

              * Include a provision that the coverage will be primary. and will not participate with nor will be excess over any valid and collectable insurance


                                         17.

                   or program of self-insurance carried or maintained by The Regents or by Rutgers.

     20.4 The Regents shall notify the Licensee in writing of any claim or suit brought against The Regents or Rutgers in respect of which The Regents or Rutgers intends to invoke the provisions of this Article. The Licensee shall keep The Regents and Rutgers informed on a current basis of its defense of any claims under this Article. There shall be no settlement of a claim for which indemnification is sought under this Article 20 without the consent of the indemnifying party, such consent not to be unreasonably withheld.

21.  NOTICES.

     21.1 Any notice or payment required to be given to either party is properly given and effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as is designated by written notice given to the other party.

In the case of the Licensee:      SCIENTIFIC LEARNING PRINCIPLES CORPORATION
                                  One Kearney Street, Suite 501
                                  San Francisco, CA 94108
                                  Attention:  Controller

In the case of The Regents:       THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                                  Office of Technology Transfer
                                  1320 Harbor Bay Parkway, Suite 150
                                  Alameda, California 94502
                                  Attention: Executive Director
                                       Research Administration and
                                       Technology Transfer

                                  Referring to:  UC Case No. 94-069


                                         18.

22.  ASSIGNABILITY.

     22.1 The payments under this Agreement may be assigned by The Regents. This Agreement is personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld. This Agreement is assignable by the Licensee to the surviving entity of a merger.

23.  NO WAIVER.

     23.1 No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

24.  FAILURE TO PERFORM.

     24.1 If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25.  GOVERNING LAWS.

     25.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26.  GOVERNMENT APPROVAL OR REGISTRATION.

     26.1 Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall


                                         19.

make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

27.  EXPORT CONTROL LAWS.

     27.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

28.  SECRECY.

     28.1 With regard to confidential information ("Data"), which can be oral or written or both, received from The Regents regarding this Invention, the Licensee agrees:

          28.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

          28.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

          28.1.3 not to disclose Data to others (except to its employees, agents or consultants who are bound to the Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that the Licensee is not prevented from using or disclosing any of the Data that:

                    28.1.3.1 the Licensee can demonstrate by written records was previously known to it;

                    28.1.3.2 is now, or becomes in the future, public knowledge other than through acts or omissions of the Licensee; or

                    28.1.3.3 is lawfully obtained by the Licensee from sources independent of The Regents; and


                                         20.

                    28.1.4 that the secrecy obligations of the Licensee with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

29.  MISCELLANEOUS.

     29.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     29.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

     29.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

     29.4 This Agreement embodies the entire understanding of the parties and supersedes all previous Communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

     29.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

     29.6 This Agreement will be governed by the laws of the State of California and the United States of America.


                                         21.

     IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SCIENTIFIC LEARNING PRINCIPLES         THE REGENTS OF THE UNIVERSITY OF
CORPORATION:                           CALIFORNIA:

By:/s/ [signature]                     By:/s/ [signature]
   ----------------------------            -----------------------------
        (Signature)                            (Signature)

Name:David E. Charron                  Name: Director, OTM
     --------------------------              University of California,
           (Please Print)                    San Francisco


Title:Vice President                   Date: September 27, 1996
      -------------------------              ---------------------------

Date:September 27, 1996
     ---------------------------


                                         22.

                               AMENDMENT NO. 1

       TO LICENSE AGREEMENT OF SEPTEMBER 27, 1996 BETWEEN THE REGENTS AND
         SCIENTIFIC LEARNING CORPORATION COVERING TRAINING AIDS FOR THE
                   REMEDIATION OF LEARNING DISABILITIES


Effective January 1, 1999, The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("The Regents"), and acting through its Office of Technology Management, 745 Parnassus Avenue, Box 1209, San Francisco, California 94143-1209, and Scientific Learning Corporation, a California corporation having a principal place of business at 1995 University Avenue, Suite 400, Berkeley, California 94704-1074 ("SLC"), agree to this license amendment as follows:

AMENDMENT

1.1  The Regents and SLC agree to amend Article 1.4 of the License as follows:

"1.4    "Net Sales" means the total of the gross invoice prices of Licensed
Products sold or Licensed Methods performed by the Licensee, an Affiliate, or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; reserves for bad debts (not to exceed 3%) or credits to customers because of rejections or returns; and reasonable fees for training and supporting users of Licensed Products. As of the effective date of this Amendment, [ * ] of the current $850 gross invoice price of Licensed Product and Licensed Methods is attributed to such training and support services. Should the proportion of the training and support services relative to such price increase or decrease, the increased or decreased proportion shall be promptly reported by licensee to The
Regents. Any decrease shall be immediately applied. However, any increased proportion shall not be deducted until approved in writing by the Regents, which approval will not be unreasonably withheld upon receipt by the Regents of supporting data requested by the Regents. For purposes of calculating Net Sales, transfers to an Affiliate or sublicensee for end use by the Affiliate or sublicensee will be treated as sales at list price."

1.2 The Regents and SLC furthermore agree that this Amendment is not retroactive and applies to the calculation of Net Sales made after January 1, 1999.

IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate originals by their duly authorized officers or representatives.

SCIENTIFIC LEARNING                     THE REGENTS OF THE
CORPORATION                             UNIVERSITY OF CALIFORNIA

By:   /s/ Frank Mattson                 By:  /s/ Joel B. Kirschbaum
   ---------------------------             ------------------------------
         (Signature)                               (Signature)

Name:  Frank Mattson                    Name:    Joel B. Kirschbaum
     -------------------------                ---------------------------
         (Please Print)                             (Please Print)

Title:      CFO                         Title:     Interim Director
      ------------------------                ---------------------------

Date:     3/15/99                       Date:         3/18/99
     -------------------------               ----------------------------

[ * ]Confidential Treatment Requested